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                                                                   Exhibit (d.4)

                      INTERIM INVESTMENT ADVISORY AGREEMENT

     INTERIM INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of this 1st day of December, 2009 between BlackRock Fund Advisors, formerly known as Barclays Global Fund Advisors, a corporation organized under the laws of the State of California (the "Adviser"), and iShares, Inc., a Maryland corporation (the "Company").

     WHEREAS, the Adviser is engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Company is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized to issue shares of common stock in separate series with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Company offers shares representing interests in each of the separate series listed on Schedule A attached hereto (each, a "Fund" and collectively, the "Funds");

     WHEREAS, the Adviser has previously served as the investment adviser to the Funds pursuant to an Investment Advisory Agreement between the Company, on behalf of the Funds, and the Adviser (the "Current Advisory Agreement");

     WHEREAS, the Adviser is a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., formerly known as Barclays Global Investors, N.A. ("BGI"), which in turn was a majority-owned subsidiary of Barclays PLC ("Barclays");

     WHEREAS, on June 16, 2009, Barclays announced that it had entered into an agreement to sell its interest in BGI, the Adviser and certain affiliated companies to BlackRock, Inc. (the "Transaction");

     WHEREAS, the consummation of the Transaction resulted in the assignment of the Current Advisory Agreement, which caused the automatic termination of such agreement;

     WHEREAS, to address the termination of the Current Advisory Agreement, shareholder approval of a new Investment Advisory Agreement (the "New Advisory Agreement") between the Company, on behalf of the Funds, and the Adviser is being sought;

     WHEREAS, in the event that shareholder approval of the New Advisory Agreement has not been obtained prior to the consummation of the Transaction for any Fund, the Company, on behalf of the Funds, desires to retain the Adviser to act as investment adviser to such Funds, and to render investment advisory services to the Funds in the manner and on the terms set out in this Agreement for a maximum of 150 days following the consummation of the

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Transaction, pending approval of the New Advisory Agreement by the shareholders of each Fund; and

     WHEREAS, the Adviser desires to provide such services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, the parties hereto hereby agree as follows:

1.   APPOINTMENT OF ADVISER

     Fund. The Company, pending the consummation of the Transaction and the failure by that time to obtain shareholder approval of the New Advisory Agreement by any Fund, hereby appoints the Adviser to act as investment adviser for any Fund that has not obtained shareholder approval for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided, as such compensation may be limited by Rule 15a-4 under the 1940 Act and as provided in this Agreement.

2.   DUTIES OF THE ADVISER

     The Adviser shall be responsible for the general management of the Company's affairs. The Adviser, at its own expense (subject to the overall supervision and review of the Board of Directors of the Company), shall (i) furnish continuously an investment program for each Fund in compliance with that fund's investment objective and policies, as set forth in the then-current prospectus and statement of additional information for such Fund contained in the Company's Registration Statement Form N-1A, as such prospectus and statement of additional information is amended or supplemented from time to time, (ii) determine what investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested, (iii) make changes on behalf of the Company in the investments for each Fund and (iv) provide the Company with records concerning the Adviser's activities that the Company is required to maintain and render reports to the Company's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall furnish to the Company all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Company for each Fund.

3.   ALLOCATION OF EXPENSES

     Subject to Section 4 below, the Company shall be responsible for and pay all expenses for Company operations and activities.

4.   ADVISORY FEE

     a. For the services to be provided by the Adviser hereunder with respect to each Fund, the Company shall pay to the Adviser an annual gross investment advisory fee equal to the amount set forth on Schedule A attached hereto, subject to the limitations set forth in Section 4(d) below, provided, and notwithstanding


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          anything herein to the contrary, the fees and other compensation paid to the Adviser hereunder shall be no greater than the compensation the Adviser would have received under the Current Advisory Agreement. The Adviser agrees to pay all expense incurred by the Company except for
          (i) expenses of the Fund incurred in connection with the execution of portfolio securities transactions on behalf of such Fund, (ii) expenses incurred in connection with any distribution plan adopted by the Company in compliance with Rule 12b-1 under the 1940 Act, (iii) litigation expenses, (iv) taxes (including, but not limited to, income, excise, transfer and withholding taxes), (v) any cost or expense that a majority of the Directors of the Company who are not "interested persons" (as defined in the 1940 Act) deems to be an extraordinary expense and (vi) the advisory fee payable to the Adviser hereunder.

     b. Schedule A shall be amended from time to time to reflect the termination of any Fund as a Fund hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practicable after the last day of each calendar quarter, subject to the limitations set forth in Section 4(d) below.

     c. In case of commencement or termination of this Agreement with respect to any Fund during any calendar quarter, the fee with respect to such Fund for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect, subject to the limitations set forth in Section 4(d) below.

     d. Notwithstanding any provision of Sections 4(a), (b) and (c) or any other provisions of this Agreement to the contrary, the Adviser hereby acknowledges and agrees that for the term of this Agreement all compensation earned by the Adviser under this Agreement will be held in an interest-bearing escrow account (the "Escrow Account") with the Company's custodian, or such other bank as the Adviser and the Company may agree, pending the occurrence of one of the following events:

          (1) A "majority of the outstanding voting securities" of a Fund (as defined in the 1940 Act) approves the New Advisory Agreement with the Adviser by the end of the 150 day maximum term of this Agreement (the "Adviser Approval Event"); or

          (2) A "majority of the outstanding voting securities" of a Fund (as defined in the 1940 Act) does not approve the New Advisory Agreement with the Adviser by the end of the 150 day maximum term of this Agreement.

          If the Adviser Approval Event occurs for any Fund, then the amount in the Escrow Account (including any interest earned) for such Fund will be paid to the Adviser. If the Adviser Approval Event does not occur for any Fund, then upon termination of this Agreement, the Adviser will be promptly paid, out of the Escrow Account for such non-approving Funds, the lesser of (i) any costs


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          incurred in performing this Agreement (plus any interest earned on that amount while in escrow) for such Funds; and (ii) the total amount in the Escrow Account (plus any interest earned) for such Funds. The Adviser acknowledges its agreement with the compensation limitations imposed by this Section 4(d) and hereby waives any and all claims at law or in equity to any amount of compensation more than is specifically provided for in this Section 4(d).

5.   PORTFOLIO TRANSACTIONS

     In connection with the management of the investment and reinvestment of the assets of the Company, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Company. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any fund of the Company. The Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Company acknowledges that any such research may be useful to the Adviser in connection with other accounts managed by it.

6.   LIABILITY OF ADVISER

     Neither the Adviser nor its officers, directors, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Company or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the company or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

7.   DURATION AND TERMINATION OF THIS AGREEMENT

     a. Duration. This Agreement shall become effective with respect to a Fund on the first business day following the consummation of the Transaction, if, by that date, shareholders of that Fund have not approved the New Advisory Agreement, and, unless terminated in accordance with its terms, will continue for a maximum of 150 days; provided, however, this Agreement will terminate upon the execution of


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          the New Advisory Agreement after the Adviser Approval Event. For the avoidance of doubt, it is acknowledged and agreed that if the Transaction is not consummated for any reason, this Agreement will not go into effect and the Current Advisory Agreement between the Company, on behalf of the Funds, and the Adviser will remain in effect, and any compensation owed by the Company, on behalf of the Funds, to the Adviser will be paid pursuant to the terms of the Current Advisory Agreement.

     b. Amendment. Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Adviser and of a majority of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval and of a majority of the outstanding voting securities (as defined in the 1940 Act) of that fund.

     c. Termination. This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on ten (10) calendar days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange.

     d. Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

     e. Approval, Amendment or, Termination by a Fund. Any approval, amendment or termination of this Agreement by the holders of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of any Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise

8.   SERVICES NOT EXCLUSIVE

     The services of the Adviser to the Company hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its service hereunder are not impaired thereby.

9.   MISCELLANEOUS

     a. "iShares" Name. The Company shall, at the request of the Adviser, stop all use of the "iShares" name in the event that the Adviser or its affiliates is no longer the Company's investment advisor.


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     b.   Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party ma designate in writing for the receipt of such notices.

     c. Severability. If any provision of this Agreement shall be held or made invalid by a court decision statute, rule or otherwise, the remainder shall not be thereby affected.

     d. Applicable Law. This Agreement shall be constituted in accordance with and governed by the laws of New York.

     e. Execution by Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                        iSHARES, INC.

                                        By: /s/ Jack Gee
                                            ------------------------------------
                                            Name:  Jack Gee
                                            Title: Chief Financial Officer,
                                                   iShares, Inc.


                                        BLACKROCK FUND ADVISORS


                                        By: /s/ Geoffrey Flynn
                                            ------------------------------------
                                            Name:  Geoffrey Flynn
                                            Title: Managing Director


                                        By: /s/ Michael Latham
                                            ------------------------------------
                                            Name:  Michael Latham
                                            Title: Managing Director


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                                   SCHEDULE A
                                     TO THE
                INTERIM ADVISORY AGREEMENT DATED DECEMBER 1, 2009
                                     BETWEEN
                                  iSHARES, INC.
                                       AND
                             BLACKROCK FUND ADVISORS

Pursuant to Section 4 of this Agreement, the Company, on behalf of the Funds, shall pay the Adviser compensation at the following annual rates, subject to the limitations set forth in Section 4(d) of the Agreement.